UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2014

SITO MOBILE, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-53744	13-4122844
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Town Square Place, Suite 204

Jersey City, NJ 07310

(Address of principal executive offices) (Zip Code)

(201) 275-0555

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 10, 2014, Philip B. Livingston was appointed to the Board of Directors of SITO Mobile, Ltd. (the “Company”) and as Chairperson of the Company’s Compensation Committee.

Mr. Livingston, age 57, is the Interim Chief Executive Officer of Ambassador Group Inc. (“AGI”) an educational student travel company. He joined AGI in May 2014. Previously he was Chief Executive Officer of LexisNexis Web Based Marketing Solutions until October 2013.  He joined LexisNexis in April 2009 as Senior Vice President of Practice Management and served in executive management positions from April 2009 to October 2013. Mr. Livingston has, in the past, served as chief financial officer for Celestial Seasonings, Inc., Catalina Marketing Corporation and World Wrestling Entertainment.  From 1999 to 2003 he served as President of Financial Executives International, the leading professional association of chief financial officers and controllers.  In that role he led the organization’s support of regulatory and corporate governance reforms culminating in the Sarbanes-Oxley Act.  In the past, he has served on numerous public and private company boards including Broadsoft Corporation, Insurance Auto Auction, Cott Corporation, MSC Software and Seitel Inc. Currently he serves on the boards of AGI, and Rand Worldwide Inc., all publicly traded companies. Mr. Livingston received a BA and BS from the University of Maryland, and his MBA from University of California, Berkeley.

 Pursuant to our appointment letter agreement with Mr. Livingston dated November 10, 2014 (the “Livingston Agreement”), we will pay Mr. Livingston an annual cash stipend of $30,000 (in quarterly increments).

We also indicated in the Livingston Agreement an intention to make annual grants to Mr. Livingston of 200,000 five-year stock options under our 2010 Stock Plan, which annual options would vest in full upon grant.  Such stock options would remain exercisable until the earlier of the scheduled expiration date or 18 months after the cessation of service, whichever is sooner.

As contemplated by the Livingston Agreement, we granted five-year options to purchase 250,000 shares of common at an exercise price of $0.303 per share to Mr. Livingston, 200,000 of which are granted in connection with Mr. Livingston’s appointment to the Board, and 50,000 of which are granted in connection with Mr. Livingston’s appointment as Chairperson of the Compensation Committee.

The Board of Directors has concluded that Mr. Livingston is qualified to serve as a director of the Company because of his past experience in senior executive roles with leading global companies and his significant experience as a director of public company boards, including service as chairman of committees, and experience as a member and chairperson of audit committees.

Also on November 10, 2014, Mr. Jerry Hug, the Company’s current interim Chief Executive Officer was appointed to serve as the Company’s permanent Chief Executive Officer and to serve as a member of the Company’s Board of Directors. Mr. Hug’s employment with the Company as Chief Executive Officer is not subject to an Employment Agreement.

The Board of Directors has concluded that Mr. Hug is qualified to serve as a director of the Company because of his extensive experience in the wireless industry and his prior experience in finance.

Neither of Mr. Livingston nor Mr. Hug has a family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Livingston nor Mr. Hug and any other person pursuant to which they were appointed as directors of the Company.

A copy of the Company’s press release announcing Mr. Hug’s and Mr. Livingston’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated November 13, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINGLE TOUCH SYSTEMS INC.

Date: November 17, 2014	By:	/s/ Jerry Hug
	Name:	Jerry Hug
	Title:	Interim Chief Executive Officer